UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 30, 2018

GI DYNAMICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55195	84-1621425
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 51915

Boston, MA 02205

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (781) 357-3300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement

On May 30, 2018, GI Dynamics, Inc. (the “Company”) entered into a Note and Warrant Purchase Agreement by and between the Company, as borrower, and Crystal Amber Fund Limited, as purchaser (the “Purchaser”). Pursuant to the Note and Warrant Purchase Agreement, the Company issued and sold to the Purchaser a senior unsecured convertible promissory note in an aggregate principal amount of $1.75 million (the “Note”) and issued to the Purchaser a Warrant (the “Warrant”) to purchase CHESS Depositary Interests (“CDIs”) (with each CDI representing 1/50th of a share of the Company’s common stock, $0.01 par value per share (the “Common Stock”)) or Common Stock as set forth in the Warrant. The Purchaser is the Company’s largest shareholder.

The Note accrues interest at a rate equal to 10% per annum compounded annually, other than during the continuance of an event of default, when the Note accrues interest at a rate of 16% per annum. The entire outstanding principal balance and all unpaid accrued interest thereon is due on the fifth anniversary of the issue date of the Note. The entire outstanding principal balance under the Note and all unpaid accrued interest thereon is convertible, at the option of the Investor, into CDIs or Common Stock, as set forth in the Note, at a conversion price equal to US$0.018 per CDI, subject to adjustment as provided in the Note. In the event that the Company issues additional CDIs in a subsequent equity financing at a price per CDI that is less than the conversion price under the Note, the conversion price shall be reduced to the lowest such price per CDI. In addition, upon a change of control of the Company, the Purchaser may, at its option, demand that the Company prepay all accrued and unpaid interest plus 110% of the remaining outstanding unconverted principal balance. The Company may not prepay the Note without the consent of the Purchaser.

Pursuant to the terms of the Warrant, the Purchase is entitled to purchase up to 97,222,200 CDIs (or the corresponding number of shares of Common Stock) at an exercise price per CDI equal to US$0.018, subject to adjustment as provided in the Warrant. In the event that the Company issues additional CDIs in a subsequent equity financing at a price per CDI that is less than the exercise price under the Warrant, the exercise price shall be reduced to the lowest such price per CDI. The Warrant shall lapse on the fifth anniversary of its issue date.

The Note and Warrant Purchase Agreement contains customary events of default. If a default occurs and is not cured within the applicable cure period or is not waived, any outstanding obligations under the Note may be accelerated. The Note and Warrant Purchase Agreement and related Note and Warrant documents also contain additional representations and warranties, covenants and conditions, in each case customary for transactions of this type.

The foregoing description of the Note and Warrant Purchase Agreement, the Note and the Warrant does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to the Note and Warrant Purchase Agreement, the Note and the Warrant, which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively. A copy of the press release announcing the closing of this financing is attached hereto as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 3.02 by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Note and Warrant Purchase Agreement, dated May 30, 2018, between the Company and Crystal Amber Fund Limited.

10.2	Senior Unsecured Convertible Promissory Note, dated May 30, 2018, issued by the Company to Crystal Amber Fund Limited.

10.3	Warrant, dated May 30, 2018, issued by the Company to Crystal Amber Fund Limited.

99.1	Press release issued by the Company on May 30, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GI DYNAMICS, INC.

Dated: June 5, 2018	By:	/s/ Dave Bruce
Dave Bruce
Director of Finance and Secretary